Kinetics Mutual Funds
CALL CENTER OUTBOUND CALLING SCRIPT
Hello, my name is (CSR FULL NAME).
May I please speak with (SHAREHOLDER’S FULL NAME)?
(Repeat the greeting if necessary)
I am calling on a recorded line regarding your current investment in (FUND NAME). Materials were sent to you for the upcoming Joint Special Meeting of Shareholders scheduled to take place on January 23, 2023 and at this time we have not yet received your vote. Do you recall receiving the information?
(Pause for shareholder’s response)

If YES or a positive response from the shareholder:
If you are unable to attend the meeting, I can record your vote by phone. The Board of Trustees has recommended a vote IN FAVOR of the proposals. Would you like to vote with the Board’s recommendation?
(Pause for shareholder’s response)

If we identify any additional accounts you own in Kinetics Mutual Funds prior to this meeting, would you like to vote those accounts in the same manner as you have voted with me today?
(Pause for shareholder’s response)

If NO or a negative response from the shareholder:
I would be happy to review the meeting agenda with you and record your vote by phone, however The Board of Trustees have recommended a vote IN FAVOR of the proposal. Would you like to vote with the Board’s recommendation?
(Pause for shareholder’s response)

Shareholder Not Available:
We can be reached toll-free at 1-888-477-3120, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time. Your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

Confirming the vote with the shareholder:
I am recording your vote (RECAP VOTING INSTRUCTIONS FOR ALL PROPOSALS).
For confirmation purposes please state your full name.
(Pause for shareholder’s response)
According to our records, you reside in (city, state, zip code).
(Pause for shareholder’s response)
To ensure that we have the correct address for the letter confirming your vote, please state your street address.
(Pause for shareholder’s response)
Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter. Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

FOR DCP and DA PURPOSES ONLY        Updated: 1/5/2023

Kinetics Mutual Funds
CALL CENTER ANSWERING MACHINE SCRIPT
Hello.

I am calling on behalf of your current investment in Kinetics Mutual Funds

The Joint Special Meeting of Shareholders is scheduled to take place on January 23, 2022. All shareholders are being asked to consider and vote on important matters. As of today your vote has not been registered.

Your vote is important.

Please contact us as soon as possible, toll-free 1-888-477-3120, Monday through Friday between the hours of 10:00AM and 11:00PM Eastern time to cast your vote.

Thank you and have a good day.

FOR DCP and DA PURPOSES ONLY        Updated: 1/5/2023